Exhibit 99.1

Newsroom News

Goodyear Announces Pricing of $1.05 Billion of Senior Notes

AKRON, Ohio, June 1, 2026 /PRNewswire/ — The Goodyear Tire & Rubber Company (NASDAQ: GT) (“Goodyear” or the “company”) today announced that it has priced its offering of $1.05 billion aggregate principal amount of senior notes due 2032 (the “notes”). The notes will be senior unsecured obligations of the company.

The notes will be offered to the public at a price of 100% of their principal amount and will bear interest at a rate of 8.875% per annum. Goodyear expects the offering to close on June 4, 2026, subject to customary closing conditions.

Goodyear intends to use the net proceeds from this offering to repay, redeem or repurchase its outstanding 4.875% Senior Notes due 2027 (the “4.875% Notes”) and its outstanding 7.625% Senior Notes due 2027 (the “7.625% Notes,” and, together with the 4.875% Notes, the “2027 Notes”) at or prior to their respective maturity on March 15, 2027. Any remaining net proceeds will be used for general corporate purposes. As of March 31, 2026, there was $700 million in aggregate principal amount of the 4.875% Notes outstanding and $117 million in aggregate principal amount of 7.625% Notes outstanding. Pending the repayment, redemption or repurchase of the 2027 Notes, Goodyear intends to temporarily apply a portion of the net proceeds from this offering to repay outstanding balances under its first lien revolving credit facility, its European revolving credit facility, its Mexican credit facility and certain other smaller facilities.

J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Fifth Third Securities, Inc., MUFG Securities Americas Inc., BNP Paribas Securities Corp., Goldman Sachs & Co. LLC, RBC Capital Markets, LLC, Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc. and PNC Capital Markets LLC are acting as the joint book-running managers, and Capital One Securities, Inc., CIBC Capital Markets, Santander US Capital Markets LLC, Citizens JMP Securities, LLC, HSBC Securities (USA) Inc., Huntington Securities, Inc., KeyBanc Capital Markets Inc., U.S. Bancorp Investments, Inc., Regions Securities LLC and Standard Chartered Bank are acting as the co-managers for the offering.

The offering will be made under an effective shelf registration statement that was filed with the U.S. Securities and Exchange Commission on May 29, 2025. The offering of the notes may be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from:

J.P. Morgan Securities LLC	The Goodyear Tire & Rubber Company

Attn: J.P. Morgan Syndicate Desk	Investor Relations Department
270 Park Avenue	200 Innovation Way
New York, New York 10017	Akron, OH 44316
Telephone: 1-212-834-4533	Telephone: 330-796-3751

This news release shall not constitute a notice of redemption with respect to the 4.875% Notes. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About The Goodyear Tire & Rubber Company

Goodyear is one of the world’s largest tire companies. It employs about 63,000 people and manufactures its products in 49 facilities in 19 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry.

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; our ongoing obligations to the purchasers of our off-the-road tire business, the Dunlop brand and our polymer chemicals business; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; inflationary cost pressures; changes in tariffs, trade agreements or trade restrictions; uncertainty regarding the timing and amount of any IEEPA tariff refund; delays or disruptions in our supply chain or the provision of services to us; a prolonged economic downturn or period of economic uncertainty; deteriorating economic conditions or an inability to access capital markets; a labor strike, work stoppage, labor shortage or other similar event; financial difficulties, work stoppages, labor shortages or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; foreign currency translation and transaction risks; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; economic and supply disruptions associated with events beyond our control, such as war, including the current conflicts between Russia and Ukraine and in the Middle East; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

MEDIA CONTACT:	INVESTOR RELATIONS CONTACT:
KELLY MCGLUMPHY	RYAN REED
KELLY_MCGLUMPHY@GOODYEAR.COM	RYAN_REED@GOODYEAR.COM

SOURCE The Goodyear Tire & Rubber Company